------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Egger       Terrance          C.Z.       |    Pulitzer Inc. (PTZ)                          |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
900 North Tucker Boulevard               |   (Voluntary)         |    12/2001              |     Vice President
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO             63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |        |      |          |  2,782      |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |   $48.7000  |  12/06/  |   A   |    | 10,834 |         |12/06/ | 12/06/ | Common | 10,834    |$48.7000
(right to buy) (1)      |             |  2001    |       |    |        |         | 2002  |  2011  | Stock, |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |   $48.7000  |  12/06/  |   A   |    | 10,833 |         |12/06/ | 12/06/ | Common | 10,833    |$48.7000
(right to buy) (1)      |             |  2001    |       |    |        |         | 2003  |  2011  | Stock, |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |   $48.7000  |  12/06/  |   A   |    | 10,833 |         |12/06/ | 12/06/ | Common | 10,833    |$48.7000
(right to buy) (1)      |             |  2001    |       |    |        |         | 2004  |  2011  | Stock, |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
                  |                        |
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
   32,500         |           D            |
                  |                        |
                  |                        |
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

Table II. Item 1.
(1) Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan in transaction exempt under rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on December 6, 2002, December 6, 2003 and December 6, 2004, respectively.

                                                                            Terrance C.Z. Egger                    January 10, 2002
                                                                            --------------------------------       ----------------
                                                                            **Signature of Reporting Person              Date




**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)